ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis (918) 251-9121	(212) 896-1203
ebarker@kcsa.com

ADDvantage Technologies Signs Agreements to Sell Properties in Sedalia, Missouri and Warminster, Pennsylvania
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BROKEN ARROW, Oklahoma, March 29, 2019 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced it has signed agreements to sell its facilities located in Sedalia, Missouri and Warminster, Pennsylvania for a total of $2.1 million to David Chymiak, LLC, a company controlled by David Chymiak, the Company’s Chief Technology Officer, Board member and a substantial shareholder. Selling these two facilities advances the Company’s strategy to divest its Cable TV segment and focus exclusively on growing its Telco segment.

The Sedalia, MO facility sale, which closed yesterday, was for $1.35 million in cash, with a 10 year leaseback of $10,687.50 per month. The sale of the Warminster, PA facility will be for $725,000 with a 10 year leaseback of $5,739.58 per month and is expected to close with the next few weeks. The Warminster sale will be paid 80% in cash upon closing, with the remainder due at the earlier of either the closing of the Cable TV segment sale or six months.  The proceeds from both sales will be credited to the purchase price and down payment required under the Stock Purchase Agreement relating to the sale of Cable TV, contingent upon the shareholders vote in favor of the sale of the Cable TV segment, which is anticipated to occur in the third fiscal quarter of 2019.

The facility in Sedalia, Missouri houses the Company’s ComTech Services business and consists of land, an office, a warehouse and service center, totaling approximately 60,300 square feet. The Warminster, Pennsylvania facility houses the Company’s NCS Industries business and consists of an office and warehouse and service center of approximately 12,000 square feet.

“These agreements follow the sale of our property in Broken Arrow, Oklahoma, in November 2018,” Joe Hart, President and CEO of ADDvantage Technologies, said. “Signing agreements to sell two more of our properties advances our strategy to divest the Cable TV segment and will help us with our cash flow needs as we integrate Fulton Technologies and continue to execute on our growth strategies for Nave Communications and Triton Datacom in the Telco segment. We look forward to making continued progress executing against our plans to build a stronger, more efficient foundation to support revenue growth and financial stability.”

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage sells is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. Through the acquisition of Fulton, the Company will provide turn-key wireless infrastructure services, such as the installation and decommissioning of equipment on cell sites, for wireless carriers, national integrators, and equipment manufacturers supporting the wireless carriers.  In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications, Triton Datacom, and Fulton Technologies. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.